UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 17, 2024

WW INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	WW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2024, WW International, Inc. (the “Company”) announced that Amanda Tolleson, Chief Marketing Officer of the Company, would be leaving the Company on June 4, 2024 (the “Departure Date”). In connection with her departure from the Company, on May 21, 2024, Ms. Tolleson entered into an agreement with the Company regarding the termination of her employment (the “Agreement”). The material terms of the Agreement are as follows: (i) an aggregate cash amount of up to $450,000 (representing one times her current base salary) to be paid in substantially equal installments in the form of payroll continuation payments over the 12-month period following her Departure Date and (ii) continued employer contributions for health coverage under Company-sponsored health plans during the 12-month period following her departure. All of Ms. Tolleson’s unvested equity awards as of the Departure Date will be forfeited. The Company’s matching contributions, and earnings thereon, to its U.S. savings plan for Ms. Tolleson’s benefit will immediately vest on the Departure Date pursuant to the terms of such plan. Ms. Tolleson is subject to covenants with respect to non-competition and non-solicitation of employees of the Company for one year following the Departure Date as well as with respect to confidentiality for perpetuity. In the Agreement, Ms. Tolleson released all claims against the Company and all of its affiliates, related entities, predecessors and successors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WW INTERNATIONAL, INC.

DATED: May 21, 2024	By:	/s/ Heather Stark
	Name:	Heather Stark
	Title:	Chief Financial Officer

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